FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

[X] **Certificate of Designation**
[ ] **Certificate of Amendment to Designation - Before Issuance of Class or Series**
[ ] **Certificate of Amendment to Designation - After Issuance of Class or Series**
[ ] **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Creative Medical Technology Holdings, Inc. Entity or Nevada Business Identification Number (NVID): NV19981395139
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: **Series B Preferred Stock**
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	[ ] Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. [ ] Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* **The Series B Preferred Stock shall consist of one (1) share of Preferred Stock as set forth on the following pages.**
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Timothy Warbington Signature of Officer Timothy Warbington (May 14, 2024 07:07 PDT) Date: 05/14/2024

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

CREATIVE MEDICAL TECHNOLOGY HOLDINGS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES B PREFERRED STOCK

The following resolutions were duly adopted by the board of directors (the "Board of Directors") of Creative Medical Technology Holdings, Inc., a Nevada corporation (the "Corporation"):

WHEREAS, the Articles of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of ten million (10,000,000) shares, $0.001 par value per share, issuable from time to time in one or more series ("Preferred Stock");

WHEREAS, the Board of Directors is authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such shares, and to determine the rights (including but not limited to voting rights), preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as provided above, to fix the rights, preferences, restrictions and other matters relating to the "Series B Preferred Stock" consistent with the requirements of Nasdaq Listing Rule 5640.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby (i) designates the Series B Preferred Stock of the Corporation as a series of Preferred Stock, (ii) authorizes the issuance of one (1) share of Series B Preferred Stock, and (iii) hereby fixes the rights, preferences, privileges and restrictions of the Series B Preferred Stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as Series B Preferred Stock (the "Series B Preferred Stock"), and the number of shares so designated shall be one (1). The shares of Series B Preferred Stock shall have a par value of $0.001 per share and will be uncertificated and represented in book-entry form.

Section 2. Dividends. The holder of Series B Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

Section 3. Voting Rights. Except as otherwise provided by the Articles of Incorporation or required by law, the holder of the share of Series B Preferred Stock shall have the following voting rights:

(a) The outstanding share of Series B Preferred Stock shall have 100,000,000 votes solely with respect to the Share Increase Proposal (as defined below), and shall

otherwise have no voting rights. The outstanding share of Series B Preferred Stock shall vote together with the Corporation's outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), as a single class with respect to the Share Increase Proposal. "Share Increase Proposal" means any proposal approved by the Board of Directors and submitted to the stockholders of the Corporation to adopt an amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock of the Corporation.

(b) The share of Series B Preferred Stock shall be voted, on the Share Increase, without any action by the holder of the Series B Preferred Stock, in the same proportion as shares of Common Stock are voted (excluding any shares of Common Stock that are not voted) on the Share Increase.

(c) The share of Series B Preferred Stock shall have no voting rights with respect to the Share Increase Proposal unless the holders of one-third (1/3rd) of the outstanding shares of Common Stock are present, in person or by proxy, at the meeting of stockholders at which the Share Increase Proposal is submitted for stockholder approval (or any adjournment thereof).

Section 4. Rank; Liquidation. The Series B Preferred Stock shall have no rights as to any distribution of assets of the Corporation for any reason, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

Section 5. Transfer. The Series B Preferred Stock may not be Transferred at any time without the prior written consent of the Board of Directors. "Transferred" means, directly or indirectly, whether by merger, consolidation, share exchange, division, or otherwise, the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of the share of Series B Preferred Stock (or any right, title or interest thereto or therein) or any agreement, arrangement or understanding (whether or not in writing) to take any of the foregoing actions.

Section 6. Redemption.

(a) The outstanding share of Series B Preferred Stock shall be redeemed, out of funds lawfully available therefor, upon the earlier of (i) any time such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board in its sole discretion, or (ii) automatically immediately following the approval by the stockholders of the Corporation of the Share Increase Proposal (any such redemption, the "Redemption"). As used herein, the "Redemption Time" shall mean the effective time of the Redemption.

(b) The share of Series B Preferred Stock redeemed in the Redemption pursuant to this Section 6 shall be redeemed in consideration for the right to receive an amount equal to $100.00 in cash (the "Redemption Price"), payable at the time of the Redemption.

(c) From and after the time at which the share of Series B Preferred Stock is called for Redemption (whether automatically or otherwise) in accordance with Section

6.1, such share of Series B Preferred Stock shall cease to be outstanding, and the only right of the former holder of such share of Series B Preferred Stock, as such, will be to receive the Redemption Price. Upon such Redemption, the share of Series B Preferred Stock redeemed pursuant to this Certificate of Designation shall be automatically retired and restored to the status of an authorized but unissued share of Preferred Stock.

* * *

RESOLVED, FURTHER, that any officer of the Corporation be, and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolutions and the provisions of Nevada law.